Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the inclusion in this Annual Report on Form 10-K for the year ended December 31, 2021, of Whiting Petroleum Corporation and its subsidiaries (the “Annual Report”) of the information from our firm’s reserves report dated January 28, 2022, filed as an exhibit to the Annual Report, and to all references to our firm included in or made part of the Annual Report.  We further consent to the incorporation by reference of our firm’s reserves report dated January 28, 2022 into Whiting Petroleum Corporation’s Registration Statement Nos. 333-255663 on Form S-3 and 333-248897 on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:

/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas
February 23, 2022